Destiny Media Technologies Inc.

Announces First Quarter Fiscal Year 2020 Results

Vancouver, BC – January 15, 2020 – Destiny Media Technologies (TSXV: DSY) (OTCQB: DSNY), the makers of Play MPE®, a cloud-based music distribution, collaboration and content discovery platform, today announced financial results for its fiscal 2020 first quarter ended November 30, 2019.

Highlights

Highlights for the quarter include:

• Play MPE® currency adjusted revenue increased by 8.5%;

• Increase in global independent label revenue of 10.9% on a currency adjusted basis;

• Increased spending on product and business development to drive new market acquisition.

Fiscal 2020 First Quarter Results

Play MPE® currency adjusted revenue for the quarter ended November 30, 2019 grew by 8.5% over the first quarter of fiscal 2019. Increases in revenue were driven by expanded use by independent labels in Canada and the United States. Foreign currency fluctuations reduced the overall positive impact to our Play MPE ® revenues resulting in a net 6.3% increase in reported Play MPE ® revenue. Overall expenditure growth of 22% is the result of increased investments in product development and business development to increase the cadence of product enhancement and to establish new markets for Play MPE®.

“During the quarter we continued to increase our investment in product development and business development resources by reinvesting our sustained revenue growth,” said Fred Vandenberg, Chief Executive Officer for Destiny Media Technologies. “These new investments are expected to increase product enhancements and new market acquisition in the short term.”

The company commenced a stock repurchase program in September 2019, resulting in market purchases to January 8, 2020 of 512,555 shares (representing 4.7% of shares outstanding as of August 31, 2019) for a total cost of $490,500 USD.

Fiscal 2020 First Quarter Earnings Conference Call

Destiny Media Technologies will host a conference call at 5:00 p.m. ET (2:00pm PT) on January 15, 2020, to further discuss its fiscal 2020 first quarter results. Investors and interested parties may participate in the call by dialing 1-416-764-8688 or 1-888-390-0546 and referring to conference ID # 15660597. A written transcript and archived stream will subsequently be made available on Destiny's corporate site at https://investors.dsny.com.

Destiny Media Technologies Inc.

CONDENSED CONSOLIDATED INTERIM

STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Expressed in United States dollars)

Three months ended November 30,
	2019	2018
	$	$
Revenue	1,045,856	984,019

Cost of revenue
Hosting costs	26,617	29,957
Internal engineering support	6,847	7,371
Customer support	39,371	28,247
Third party and transaction costs	12,447	10,595
	85,282	76,170
Gross Margin	960,574	907,849

Operating expenses
General and administrative	219,503	171,675
Sales and marketing	283,756	211,153
Research and development	319,974	290,641
Depreciation and amortization	32,072	20,624
	855,305	694,093
Income from operations	105,269	213,756
Other income
Interest income	6,389	6,434
Net income	111,658	220,190

Other comprehensive income (loss)
Foreign currency translation adjustments	1,552	(49,085)
Total comprehensive income	113,210	171,105

Net income per common share, basic and diluted	0.01	0.02

Weighted average common shares outstanding:
Basic and diluted	10,954,603	11,002,786

Destiny Media Technologies Inc.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
(Expressed in United States dollars)

As at,	November 30,	August 31,
	2019	2019
	$	$

ASSETS
Current
Cash and cash equivalents	1,545,080	2,512,138
Short-term investments	1,138,375	380,056
Accounts receivable, net of allowance for
doubtful accounts of $10,113 [August 31, 2019 – $10,106]	416,870	332,271
Other receivables	11,411	14,240
Prepaid expenses	69,882	77,067
Total current assets	3,181,618	3,315,772
Deposits	33,739	33,716
Property and equipment, net	270,424	260,907
Intangible assets, net	20,579	24,695
Right of use asset	559,635	-
Total assets	4,065,995	3,635,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	203,335	132,451
Accrued liabilities	269,373	303,470
Deferred leasehold inducement	-	46,774
Deferred revenue	15,274	23,388
Current portion of operating lease liability	216,645	-
Total current liabilities	704,627	506,083
Operating lease liability, net of current portion	393,104	-
Total liabilities	1,097,731	506,083

Stockholders’ equity
Common stock, par value $0.001 Authorized: 20,000,000 shares Issued and outstanding: 10,702,041 shares [August 31, 2019 – issued and outstanding 11,000,786 shares]	10,702	11,001
Additional paid-in capital	9,576,694	9,850,348
Accumulated deficit	(6,228,825)	(6,340,483)
Accumulated other comprehensive (loss)	(390,307)	(391,859)
Total stockholders’ equity	2,968,264	3,129,007
Total liabilities and stockholders’ equity	4,065,995	3,635,090

About Destiny Media Technologies Inc.

Destiny Media Technologies ("Destiny") provides software as service (SaaS) solutions to businesses in the music industry solving critical problems in distribution and promotion. The core service, Play MPE® (www.plaympe.com), provides promotional music marketing to engaged networks of decision makers in radio, film, TV, and beyond. More information can be found at www.dsny.com.

Forward-Looking Statements

This release contains forward-looking statements that reflect current views with respect to future events and operating performance. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Destiny Media Technologies is not obligated to update these statements in the future. For more information on the Company's risks and uncertainties relating to those forward- looking statements, please refer to the Risk Factors section in our Annual Form 10-K for the fiscal year ended August 31, 2019, which is available on www.sedar.com or www.sec.gov.

Contact:

Fred Vandenberg
CEO, Destiny Media Technologies, Inc.
604 609 7736 x236